Exhibit 99.1

Elanco Animal Health 2500 Innovation Way Greenfield, IN 46140

Media: Colleen Parr Dekker at (317) 989-7011 or colleen_parr_dekker@elanco.com

Investor Relations: Jim Greffet (317) 383-9935 or greffet_james_f@elanco.com

FOR IMMEDIATE RELEASE

Elanco Expands Executive Team to Lead Company Post Bayer Animal Health Acquisition

Expanded team will enhance Elanco’s customer focus, expertise and agility as a dedicated animal health company

GREENFIELD, IND. (April 20, 2020) – Elanco Animal Health Incorporated (NYSE: ELAN) announced today it will expand its existing leadership team, adding a Chief Marketing Officer and three commercial leaders to its current Executive Committee. The expanded team adds depth and experience to position Elanco for continued growth.

“With our anticipated addition of Bayer Animal Health, we’re looking to ensure we have the right structure and right leadership in place to support the combined organization and accelerate the benefits we’ve already experienced in being singularly focused on animal health,” said Jeff Simmons, president and CEO of Elanco. “Our people have always been Elanco’s differentiator. So, in our executive selection process we focused on identifying people-focused leaders with a proven ability to build, lead and grow an integrated, global business.”

The existing Elanco Executive Committee has led the company through significant transformation while delivering growth and repositioning the business for the next era. Current team members will remain and will be complemented with key leaders from Bayer Animal Health post-closing, as well as outside expertise that will help propel the combined company to new levels of leadership. The new leadership structure is designed to speed quality decision making, draw senior leadership even closer to the customer and accelerate the transformation toward more consumer and brand-centricity.

The new Elanco Executive Committee members include:

Dirk Ehle, current global head of Bayer Animal Health, will join Elanco as executive vice president and president Elanco Europe at the closing of the Bayer Animal Health acquisition. Ehle has spent 18 years with Bayer AG in a variety of leadership roles, and the past eight as the leader of Bayer Animal Health. Under his leadership, Bayer Animal Health focused on driving growth and profitability, strengthening core brands, expanding sales channel presence while strengthening organization-wide customer focus, increasing R&D productivity and pipeline value.

Joyce Lee, currently president of North America for Bayer Animal Health, will join Elanco as executive vice president and president US Pet Health and Commercial Operations at acquisition closing. Since taking her current role in 2016, Lee has accelerated the growth and profitability of the business and increased North America market share through new market entries, strategic organic growth initiatives and highly successful ecommerce strategies. Prior to her role at Bayer, Lee held commercial leadership positions at Pfizer, Zoetis and Pharmacia Human Health.

Racquel Harris Mason joins Elanco as executive vice president and chief marketing officer, effective immediately. Mason brings more than 25 years of general management and consumer marketing experience developing holistic business strategies, effective communication campaigns and robust innovation pipelines. Her recent roles include serving as senior vice president at the Coca-Cola Company for the McDonald’s Division USA and vice president, Coca-Cola™ and Coke Zero™ brands. Earlier in her career, Mason held positions of increasing responsibility in brand management with Abbott Laboratories, Johnson & Johnson and Procter & Gamble.

José Simas is rejoining Elanco to become executive vice president US Farm Animal, leaving his position as president of Trouw Nutrition USA. José originally joined Elanco in 2000 as Rumensin® product manager and held a number of roles of increasing responsibility, including senior director of Latin America and Global Aquaculture, senior director US Beef Business and area director Central, Eastern Europe, North Africa and Middle East.

“I’m pleased to welcome Dirk, Joyce, José and Racquel to our leadership team. They clearly bring the business expertise and passion for our vision of Food and Companionship Enriching Life that are hallmarks of our current leadership team,” Simmons said. “These new members join a team that has led Elanco through significant transformation. Together, the executive team will direct the continuation of Elanco’s journey to be a leading, independent animal health company creating significant long-term value for customers, employees, stakeholders and society.”

The new leaders join the existing Elanco Executive Committee:

•	Aaron Schacht, executive vice president Innovation, Regulatory and Business Development.

•	David Kinard, executive vice president Human Resources, adds oversight for Corporate Affairs and Administration.

•	David Urbanek, executive vice president Manufacturing and Quality.

•	Michael Bryant Hicks, executive vice president General Counsel and Corporate Secretary.

•	Ramiro Cabral, becomes executive vice president and president of a newly configured Elanco International, to increase focus on emerging market growth opportunities with the increased size and scale of the operation.

•	Sarena Lin, becomes executive vice president Transformation and Technology, continuing her focus on integration and stand-up efforts. Sarena will add oversight of the IT organization given the significant role IT plays in these two efforts.

•	Todd Young, executive vice president and CFO, will also add direction for Corporate Governance and Strategy, allowing him greater focus on the increasing financial agenda and more closely connecting the areas involved in strategic and business planning.

All members of the new executive committee will report to Jeff Simmons, president and CEO of Elanco Animal Health. Racquel Harris Mason and José Simas begin their new roles immediately. All other role transitions and reporting relationships will be effective and contingent upon close of the Bayer Animal Health acquisition.

ABOUT ELANCO

Elanco (NYSE: ELAN) is a global animal health company that develops products and knowledge services to prevent and treat disease in food animals and pets in more than 90 countries. With a 65-year heritage, we rigorously innovate to improve the health of animals and benefit our customers, while fostering an inclusive, cause-driven culture for more than 5,800 employees. At Elanco, we’re driven by our vision of food and companionship enriching life - all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Forward Looking Statement

This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about our expectations concerning our antitrust filings with the EC and other regulators in connection with our acquisition of the animal health business of Bayer AG, and reflects Elanco’s current belief. Forward-looking statements are based on our current expectations and assumptions regarding our business and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. For further discussion of these and other risks and uncertainties, see Elanco’s most recent filings with the United States Securities and Exchange Commission. Except as required by law, Elanco undertakes no duty to update forward-looking statements to reflect events after the date of this release.

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